SEPARATION AGREEMENT

This Separation Agreement (the "Agreement") is made effective as of June 14, 2006, by and between Adam Hanin ("Employee") and Varsity Group Inc., a Delaware corporation (the "Company"), with reference to the following facts:

A. Employee and the Company are parties to that certain Agreement, dated as of May 24, 2005 (the "Employment Agreement").

B. Employee's status as an employee of the Company will end due to a voluntary resignation from such office effective on June 15, 2006.

C. Employee and the Company desire to assure a smooth and effective transition of Employee's duties to his successor and to wind-up their employment relationship amicably.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

    Termination Date. Employee acknowledges that his status as employee and/or officer of the Company and any subsidiary or other affiliate of the Company shall end due to his voluntary resignation from such office on June 15, 2006 (the "Termination Date").
    Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution hereof by both parties and Employee's continuing performance of his continuing obligations pursuant to this Agreement and the Non-compete Agreement (as defined below), to provide Employee the severance benefits as follows:
      Base Salary and Severance Benefit. The Company shall continue to pay to Employee his base salary at the rate of $190,000 per annum ("Base Salary") through the Termination Date in accordance with the Company's normal payroll practices. In addition, the Company shall pay to Employee (or, upon his death, to his heirs), as a severance benefit, his Base Salary for the nine month period beginning June 16, 2006 and ending March 15, 2007 (the "Severance Period"). All of the payments required by this Section 2(a) shall be paid on a periodic basis in accordance with the Company's normal payroll practices; provided, however, that with respect to the payroll period ending closest to February 28, 2007, the Company shall make a final payment which shall include payment of Base Salary for the period from the end of such payroll period through the end of the Severance Period.
      Business Expenses. The Company shall reimburse Employee for all outstanding expenses incurred prior to the Termination Date and in the course of performing Employee's duties as an employee of the Company which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documenting such expenses.
      Healthcare. With respect to healthcare benefits, Employee shall continue to be enrolled in the Company's healthcare plans until the Termination Date, and shall have all the healthcare benefits provided to all other full time employees participating therein on the same basis as Employee has heretofore participated (subject to any change in such plans that affects all participants). Thereafter, if the Employee elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay the premium for Executive through the end of the Severance Period. After the Severance Period, Employee may, if eligible, elect to continue healthcare coverage at his expense under the provisions of COBRA.
      Other Welfare Benefits. Within thirty (30) days after the Termination Date, the Company shall pay to Employee in a lump sum $824 representing the premiums the Company would have paid during the Severance Period had Employee remained a participant in the group disability, life insurance and accidental death programs.
      Stock Options. The Company and Employee acknowledge that they are parties to stock option agreements representing Employee's right to purchase an aggregate of 400,000 shares of the Company's common stock as summarized on Exhibit A to this Agreement (collectively the "Stock Option Agreements"). The Company and Employee acknowledge that the Stock Option Agreements remain in full force and effect in accordance with their terms and the related plan documents and agree that (i) any such options which were granted under the Stock Option Agreements and were not vested on or before the Termination Date shall terminate on the Termination Date and (ii) all other options shall expire on December 31, 2006 and Employee agrees to exercise such options, if at all, on or before December 31, 2006, whereupon any unexercised options shall immediately terminate and be of no further force and effect. Employee further acknowledges that (x) to the extent required by the Securities Exchange Act of 1934, as amended, he will have continuing obligations under Section 16(a) and 16(b) of such act to report his transactions in Company common stock for six months subject to the termination of his status as an officer of the Company (it being agreed the Company will assist Employee with the process of filing such forms, if any, on the SEC's Edgar system although Employee shall be solely responsible for timely notification of transactions and the substantive data included in the form) and (y) the options represented by the Stock Option Agreements will cease to be incentive stock options for federal income tax purposes. Employee shall be released from the Company's insider trading policy effective on the Termination Date in reliance on the representation by Employee that he does not presently possess material non-public information regarding the Company, it being acknowledged by the parties that the federal securities laws prohibit the purchase or sale of securities while in the possession of material non-public information.
      Bonus and Other Compensation Arrangements. For the avoidance of doubt, the Company and Employee acknowledge and agree that Employee will not be eligible to receive any bonus compensation or any other award under Company bonus, stock or other compensation plan except as set forth herein.
      Taxes. Employee understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Employee for the benefits provided to him by this Agreement beyond those withheld by the Company, the Employee agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys' fees and costs, resulting from any failure by him to make required payments
      Sole Separation Benefit. Employee agrees that the payments provided by this Agreement are not required under the Company's normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Employment Agreement. Employee further acknowledges and agrees that the payments referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.
    Full Payment; Termination of Employment Agreement; Survival. Employee acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with the Company and any subsidiary or affiliate thereof, and the termination thereof, and upon satisfaction of the Company's obligations hereunder the Employment Agreement shall be terminated without any further obligation of the Company; provided, however, that Section 8 of the Employment Agreement is incorporated herein by this reference and shall survive termination of the Employment Agreement. In addition, the parties expressly acknowledge and agree that nothing contained herein shall amend, modify or otherwise change any term of that certain Membership Interest and Asset Purchase Agreement (the "Purchase Agreement"), dated as of May 26, 2005, among the Company, Campus Outfitters, LLC, a Maryland limited liability company, Campus Textbooks, LLC, a Maryland limited liability company, Employee and the other individuals listed on the signature pages hereto including, without limitation, Sections 7.7 and 7.8 thereof (such provisions, together with Section 8 of the Employment Agreement, the "Non-Compete Agreement"), which obligations Employee expressly acknowledges and confirms survive until May 26, 2008 pursuant to the terms of the Purchase Agreement.
    General Release. As a material inducement for the Company to enter into this Agreement, and in exchange for the performance of the Company's obligations under this Agreement provided for herein, Employee knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Employee may have against the Company and/or any of the Company's related or affiliated entities or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims relating to Employee's relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq. (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. 206 (equal pay); (5) the Fair Labor Standards Act, 29 U.S.C. 201, et seq. (wage and hour matters, including overtime pay); (6) COBRA; (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. 701, et seq. (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq. (employee benefits); (10) Title I of the Americans with Disabilities Act (disability discrimination); and (11) any applicable state law counterpart of any of the foregoing, including under the laws of Maryland or the District of Columbia, as and if applicable. Further, Employee expressly waives the benefits of any statutory provision or common law rule that provides, in sum and substance, that a release does not extend to claims which the party does not know or suspect to exist in its favor at the time of executing the release, which if known by it would have materially affected it settlement with the other party. The matters that are the subject of the releases referred to in this Paragraph 4 of this Agreement shall be referred to collectively as the "Released Matters"; provided, however, that notwithstanding the foregoing, it is expressly agreed that Employee does not hereby release, and the term Released Matters shall not include: (a) any breach by the Company of the terms of this Agreement; (b) any obligation of the Company under the terms of the Purchase Agreement; (c) any obligation of the Company under the terms of that certain Lease Agreement between 5112 Berwyn LLC and the Company; or (d) any obligation of the Company under the indemnification provisions of its Certificate of Incorporation or Bylaws applicable to the Employee and relating to any event occurring on or before the Termination Date.
    Transition and Consulting; Other Agreements. The parties further agree that:
      Transition. Each of the Company and the Employee shall use their respective reasonable commercial efforts from the date hereof through the Termination Date to cooperate with each other in good faith to facilitate a smooth transition of Employee's duties to other employees of the Company.
      Consulting. Employee shall be available, on a non-exclusive basis, as a consultant to respond to, and shall respond with reasonable promptness and completeness to, e-mail and telephone inquiries from the Company regarding transitional matters provided that such inquiries would not interfere in any significant manner with other business pursuits (including other employment) by Employee. The parties agree that the consideration provided for in this Agreement shall be sufficient to constitute adequate consideration for the fair value of the foregoing consulting undertakings for all inquiries made during the period from the Termination Date through August 16, 2006 and that, thereafter, should the Company be desirous of Employee's continued assistance, Employee shall be entitled to be compensated as an independent consultant at the rate of $125 per hour. It is understood and agreed that Employee shall not provide assistance requested after August 16, 2006, nor shall the Company be obligated to pay for such assistance, unless it is preceded by a written engagement agreement signed on behalf of the Company by its CEO or CFO.
      Non-Disparagement. Employee agrees that he shall not disparage, defame or criticize the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees in a non-constructive manner, either publicly or privately. The Company agrees to that its directors, Chairman, CEO, CFO and CIO (in each case for so long as such persons are employed by the Company) shall not disparage, defame or criticize the Employee in a non-constructive manner, either publicly or privately. Additionally, the Company agrees that it will take reasonable commercial efforts in an attempt to ensure that its other employees do not disparage, defame or criticize the Employee in a non-constructive manner, either publicly or privately. Nothing in this Section 5(c) shall have application to any evidence or testimony requested by any court, arbitrator or government agency.
      Cooperation. Subject to Employee's other business pursuits, including other employment, Employee agrees to cooperate fully and promptly with the Company in its efforts to prosecute or defend itself against any claim, suit, demand or cause of action (not brought by the Company against Employee or by Employee against the Company); provided that the Company shall be responsible for any reasonable and documented out-of-pocket costs or expenses associated with such cooperation (including reasonable attorneys' fees.
      Personal Expenses. Any personal expenses incurred by the Company on the Employee's behalf, including personal charges to any Company credit card (if any), shall promptly be reimbursed by Employee upon presentation by the Company.
      Company Response to Inquiries Regarding Employee. Should Employee be desirous of having prospective employers contact the Company for verbal or written references, he will have these prospective employers contact Mark Thimmig or his successor or designee and, provided, Employee is not in material breach of this Agreement, Mr. Thimmig, or his successor or designee, shall provide verbal references consistent with the signed letter of reference, which is attached hereto as Exhibit B hereto.
      Transfer of Company Property. On or before the Termination Date, Employee agrees to turn over to the Company any and all property, tangible or intangible, relating to its business, which he possessed or had control over at any time (including, but not limited to, Employee's Company-provided leased automobile which shall be returned to the Company office on or before the Termination Date, Company-provided credit cards, building or office access cards, keys, computer or other business equipment, manuals, files, documents, records, software, customer data base and other data), and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other datafiles, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control, including any computers, cellular phones, PDA's or similar business equipment.
    Employee Representations. Employee warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Employee, this Agreement will be a valid and binding obligation of the Employee, enforceable in accordance with its terms.
    No Assignment. Employee warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise (it being acknowledged, however, that by operation of Section 2(a) upon his prior death the Base Salary severance otherwise payable to Employee shall be paid to his heirs). If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, Employee agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys' fees and costs.
    Company Representations. The Company warrants and represents that (a) the execution, delivery and performance of this Agreement by the Company has been duly authorized and that this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms and (b) no director or executive officer of the Company is, as of the date hereof, aware of any legal claim the Company has against Employee relating in any manner to his employment by the Company or service as an officer thereof.
    Miscellaneous. This Agreement is the entire agreement between the parties with regard to the subject matter hereof. This Agreement shall be interpreted in accordance with the laws of the District of Columbia and federal law where applicable. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. Employee acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. In the event of any material breach of this Agreement, not cured within ten (10) days after written notice, the non-defaulting party shall have all rights and remedies available under law. Each party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation, performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel or other representatives).

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: June 14, 2006

/s/ Adam Hanin

Adam Hanin

VARSITY GROUP, Inc.

DATED: June 14, 2006

By: /s/ Mark Thimmig

Mark Thimmig

CEO

Exhibit A

Summary of Stock Options

Number of stock options: 400,000 shares of common stock

Original issue date: May 25, 2005

Exercise price: $5.64 per share

Vesting status: Fully vested

Tax status: ISO (provided that upon extension of the post-termination exercise period, the stock options will revert to NSO status)

Exhibit B

Company Statement

June 14, 2006

To Whom it May Concern:

I am writing this letter of reference in support of Adam Hanin. In May 2005, Mr. Hanin sold his company, Campus Outfitters, to Varsity Group. Mr. Hanin thereafter served as the Varsity Group's Executive Vice President of Sales and Development. He held this position from May 2005 to June 2006.

As Executive Vice President of Sales and Development, Mr. Hanin was an integral part of our senior executive team. The Varsity Group has benefited from Mr. Hanin's accomplishments, including his leadership of our sales team during a period of growing sales.

Mr. Hanin recently informed the Varsity Group of his decision to resign from the Company and pursue other business endeavors. While we regret Mr. Hanin's decision, we wish him well and recommend him to prospective employers and business associates.

Sincerely,

/s/ Mark Thimmig

Mark Thimmig